Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

ELKS (Equity Linked Notes)

Based upon the common stock of Bunge Limited due April 8, 2009

Summary of Final Terms

March 31, 2008

Issuer:	Citigroup Funding Inc.

Issuer Rating:	The creditworthiness of CFI is Aa3/AA- (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Currency:	United States Dollar (“USD”)

Underlying Stock:	Bunge Limited (“BG”)

Offering Price:	USD 86.8437

Units Issued:	288,700

Principal Amount:	USD 25,071,776.19

Pricing Date:	March 31, 2008

Settlement Date:	April 3, 2008

Valuation Date:	April 3, 2009

Maturity Date:	April 8, 2009

Coupon:	12.30% per annum payable quarterly

Initial Stock Price:	USD 86.8437

Final Stock Price:	The closing price of the Underlying Stock on the Valuation Date

Cap Price:	USD 108.5546, which represents approximately 125% of the Initial Stock Price

Exchange Ratio:	1.0 share of the Underlying Stock for each ELKS of USD 86.8437 principal amount with any fractional shares to be paid in cash

Payment at Maturity:	For each note of USD 86.8437:

1)      If the Final Stock Price is less than or equal to the Initial Stock Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to the product of (i) the Exchange Ratio and (ii) the Final Stock Price, or

2) If the Final Stock Price is greater than the Initial Stock Price and:

a)      the Final Stock Price is less than or equal to the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio and (ii) the Final Stock Price, or

b)      the Final Stock Price is greater than the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio (ii) the Final Stock Price, and (iii) a ratio equal to the Cap Price divided by the Final Stock Price

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

ELKS (Equity Linked Notes)

Based upon the common stock of Bunge Limited due April 8, 2009

Summary of Final Terms

March 31, 2008

Other:	The Issuer will have the right to call the ELKS at any time, in whole but not in part, for the call price described in the pricing supplement, in the event that the Underlying Stock enters into a definitive agreement with respect to a Callable Reorganization Event. A Callable Reorganization Event is a Reorganization Event where the cash, securities (other than Marketable Securities) or other property to be received for the Underlying Stock has a market value on effective date greater than or equal to 25% of the transaction value on the effective date.

Business Days:	A day on which commercial banks in New York are open.

Calculation Agent:	Citigroup Global Markets Inc.

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 86.8437

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	17313G860

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.